EXHIBIT 10.21

STATEMENT OF TERMS AND CONDITIONS

4 September 2000

Mr. P. Metcalf

Gelbe House

Rectory Lane

Wildon, Bedford MK44 2PB

England

Dear Phil

This contract of employment will supersede your current contract of employment and comes into effect on 1st September 2000. This letter together with the terms and conditions of employment set out in section A of the Employee Handbook (“the Handbook”), constitute the principle terms and conditions of your employment. Your employment will remain with Global Crossing Network Center (“Global Crossing”).

The following statement which is required to be given under Section 1 of the Employment Rights Act 1996 As Amended sets out certain particulars of your terms and conditions of employment as at the date of this statement. Your employment will continue subject to the rights and provisions contained below. Any variation to this statement will be notified to you in writing.

1.	Commencement of Employment

Your date of commencement of continuous employment is 1 May, 1999.

2.	Job title

Your job title is: Senior Vice President of Operations and Customer Care, reporting in the first instance to: CEO Europe. However, this is a rapidly growing and changing company, and it is expected that you are flexible in your approach to work. The nature of your employment is such that you may be required to perform other duties outside the normal scope of your job function and you must comply with all reasonable instructions and perform such duties as your Manager directs. Global Crossing may require you to perform such duties on either a temporary or permanent basis for any other company in the Group or for any other third party as it directs from time to time.

3.	Place of Work

You will be located at Centennium House, 100 Lower Thames Street, London, EC2R 6DL.

You may be required on either a permanent or temporary basis to perform you duties at such other location(s), as Global Crossing requires from time to time. If Global Crossing should ask you to transfer to another country, the UK would be regarded as your home location and any such transfer would be subject to your agreement at the time. You will be advised of any appropriate changes to your terms and conditions of employment at the time any transfer is agreed.

4.	Basic Salary

Your basic annual salary is £140,000. This will be paid calendar monthly in arrears in 12 equal amounts direct into your bank or building society account, normally on or around the 27th day of each month through the payroll. When you are paid you will receive a pay advice slip detailing gross and net pay and any deductions (such as for tax and National Insurance).

Global Crossing will at any time be entitled to recover any overpayment of salary or any other sums due to Global Crossing by way of deduction from any outstanding salary or other payment due to you.

5.	Travel

You may be required by Global Crossing to travel in the normal performance of your duties within the UK and occasionally abroad. You may at such times as Global Crossing directs, be asked to undertake significant travel on business to locations anywhere in the World, in which case your prior agreement will be sought.

6.	Hours of Work

Your normal working week will be 40 hours excluding one hour for a lunch break each day. Your hours of work will be 9am until 6pm Monday to Friday. You may be required to work additional or irregular hours to perform your duties, including working away from your normal place of work, and to participate in any working arrangements necessary to meet Company objectives. This work may require work outside of normal working hours for which no additional payment will be made.

You are not obliged to work more than the maximum average weekly hours specified in the Working Time Regulations 1998 (“the 1998 Regulations”) after taking full account of the calculation method and all other relevant provisions and delegations contained in the 1998 Regulation, unless you have agreed to opt out of the maximum working week by signing an Opt Out Agreement having understood the effect of signing such a document. Further procedures relating to working hours and the Working Time Directive are set out in Section A of the Handbook.

7.	Bonus Scheme

You will be eligible for an annual bonus of up to 25% of basic salary at the discretion of Global Crossing. The bonus will be in part dependent on both your own personal performance and on Global Crossing’s results as a whole. We must emphasize that whilst you are eligible to participate, this bonus is wholly discretionary and should therefore not be treated as any form of guarantee or expectation. Any bonus award is always subject to your continued employment with Global Crossing at the date of payment and neither you nor Global Crossing having served notice of termination of your employment at that time.

8.	Stock Options

Your current Stock Option grants remain unchanged.

Stock Options are subject to additional terms and conditions as may be required by law and such terms and conditions as set forth in the 1998 Global Crossing Stocks Incentive Plan and Non-Qualified Stock Option Agreement.

9.	Transportation Allowance

You will receive a Transportation Allowance of £10,000 annually. This will be paid calendar monthly in arrears in 12 equal amounts direct into your bank account with your salary payment and is subject to all statutory deductions.

10.	Benefits

The following is a summary of the benefits offered by Global Crossing to all employees.

Benefit	Summary
Medical Insurance	Global Crossing offers free membership to BUPA for you and your dependants. This coverage is available from the start date of your employment, providing you complete and return the application form with 4 weeks of commencement.

Pension Plan	There is a Global Crossing pension plan available for you to join from 1st day of the first full month of service. Global Crossing will contribute 8% of your basic annual salary and you will be required to contribute a minimum of 4% of your basic salary into the scheme.

Life Assurance	Global Crossing provides free life insurance cover for you at the rate of four times the basic annual salary. Coverage is available from the commencement of employment.

Long Term Disability Insurance	If you are unable to work through illness of incapacity Global Crossing will continue to provide you with an income of 75% of your basic annual salary, less the single person’s basic State Incapacity Benefit, after a 26 week period of continuous absence from work. Coverage is available from the commencement of employment subject to the acceptance from the insurer. In the event of you becoming eligible for benefits under this scheme you agree to enter into a new contract with Global Crossing which will maintain your employment status in order to protect your rights to such benefits but which will exclude your rights to receive salary or any other benefits currently provided under this Agreement.

Personal Accident	Global Crossing offers insurance coverage for you whilst on business. Coverage is available from commencement of employment.

All discretionary benefits provided by the Company are subject to the rules of any scheme in force from time to time and subject also to any eligibility requirements laid down by insurers. In addition, the Company reserves the right to amend the terms and conditions or withdraw completely from any of the benefits provided under this Statement.

Further information on all the benefits listed above can be found in the Overview of Employee Benefits that is contained in the Employees’ new joiner pack.

11.	Annual Holiday

You are entitled to 25 days holiday per annum. Global Crossing’s current rules and procedures regarding holiday entitlement are set out in the Section A of the Handbook.

This holiday entitlement is in addition to eight bank holidays observed by Global Crossing and any extra days permitted in accordance with Company policy.

Your total holiday entitlement under this clause is inclusive of any statutory entitlement under the 1998 Regulations.

12.	Sickness and Absence

Global Crossing’s current rules, procedures and payment regarding absence from work owing to sickness, injury or incapacity are set out in Section A of the Handbook. It is an important term of employment that you comply in full with the sickness/injury/incapacity rules and procedures.

13.	Maternity, Parental and Dependant Leave

Entitlements to maternity, paternity, parental and dependant leave are set out in the Handbook.

14.	Termination

After one months employment your notice period will be 4 weeks for the first four years of employment. If you have been continuously employed for more than four years then 1 week’s notice for each further complete year of continuous service, up to a maximum of 12 weeks’ notice after twelve years’ continuous service, will apply.

Global Crossing will be entitled to terminate your employment without notice or pay in lieu of notice in appropriate circumstances, including nut not limited to the following:

•	your gross misconduct or gross negligence in the performance of your duties;

•	a serious breach, or repeated breaches, of the terms of this Statement by you;

Global Crossing reserves the right where either you or Global Crossing gives notice to terminate your employment to exclude you from all or any of Global Crossing’s places of business, and to require you to not perform any duties during all or part of your contractual notice period. In these circumstances Global Crossing is released from any obligation whatsoever to provide you with work, and your normal duties under the contract of employment will be suspended for some or all of the notice period. Global Crossing will, however, continue to pay your salary and provide all other contractual benefits which you are entitled to for the duration of the notice period. You may also be directed by Global Crossing to take any outstanding holiday to which you may be entitled during your notice period.

15.	Disciplinary and Grievance Procedures

Global Crossing deals with disciplinary matters or grievances in accordance with its disciplinary and grievance procedures which are set out in the Handbook, but which does not form part of your terms and conditions of employment.

16.	Confidentiality

During your employment with Global Crossing, and at any time afterwards, you must not (except in the normal course of Global Crossing’s business or with Global Crossing’s approval) disclose to anyone outside the Group any information which is confidential to the business or affairs of the Group, or any Group Company, or any information which is confidential to any other party with whom Global Crossing has a confidentiality relationship.

Information which has not already been generally made available to the public is deemed to be confidential including without limitation any aspect of the Group’s business including information relating to any research and development, materials processes, products, plans, markets, trade secrets or commercial practices of the Group and the business affairs of any past present or prospective customers, suppliers, associates or employees of Global Crossing or any Group Company.

You are required to abide by any relevant procedures and guidelines and take other measures of care, which are established to ensure the security of information. If in doubt, you should seek clarification from you line manager.

The need to safeguard confidential information is so important to the future of Global Crossing and its employees that if you fail to abide by any of the above conditions disciplinary action will be taken which, depending on the circumstances, may include dismissal. Legal action may also be taken against you. You may be required to sign a separate confidentiality/non-disclosure agreement.

17.	Conflict of Interest

Neither you nor any member of your immediate family should accept any gift or favour from anyone you have business dealings with on behalf of Global Crossing and/or any company in the Group and details of any such gift or favour should be communicated to Global Crossing immediately. This does not apply to customary business gifts of small value.

18.	Company Property

You are responsible for taking care of any items of company property, which may be used in your work. When you leave the employment of Global Crossing you must return all property and correspondence (and all copies) belonging to or entrusted to Global Crossing or any company in the Group, to Global Crossing. You should observe at all times the provisions above in relation to confidentiality when you are handling Company Property.

19.	Other Occupations

Whilst you are employed by Global Crossing, you are required to give the whole of your time and attention to the service of Global Crossing and may not in any capacity be employed, engaged or interested, either directly or indirectly, in any other trade, business or occupation (whether paid or unpaid) without the prior written consent of Global Crossing.

20.	Health and Safety

You are required to comply with Global Crossing’s Health and Safety policy and rules issued from time to time, and with all rules laid down by current legislation.

You are required to take all steps that are reasonable practicable to ensure the health and safety of Global Crossing’s employees, visitors and customers.

21.	Regulations

As an employee of Global Crossing you agree to abide by all Acts of Parliament, Statutory Enactment’s, Regulations and Directives under English law and European Union law, and with any other notices having the force of law which are brought to your attention and which may be updated and modified periodically.

You will also at all times be subject to and required to observe all rules, policies and regulations of the Group as far as they relate to you and/or Global Crossing from time to time.

22.	Consent to the Processing of Personal Data

The Employee Handbook explains the purposes for which personal data relating to you is obtained and processed by Global Crossing. By signing this letter, you hereby consent to Global Crossing holding and processing, both electronically and manually, the data it collects relating to you, in the course of your employment, for the purpose of Global Crossing’s administration and management of its employees. You also consent to the transfer and storage and processing of such data between Global Crossing’s offices worldwide.

23.	Assignment

Global Crossing shall be entitled to assign all its rights, duties and obligations under or in connection with this Statement to any company of the Group by giving notice of the same in writing to you.

24.	Prior Agreements

This Statement, together with Section A of the Employee Handbook constitute the entire understanding between you and Global Crossing and shall be in substitution for any pervious agreements or statements.

25.	Associated Companies

In this Statement, any reference to “the Group” means Global Crossing and any subsidiary or holding company (as those terms are defined in s.736 Companies Act 1985) of Global Crossing and any other company which is a subsidiary of any such holding company or any other legal entity anywhere in the world which is controlled by or in the ultimate ownership of Global Crossing which and a “Group Company” means any one of those companies.

26.	Applicable Law

This Statement is governed by and shall be construed in accordance with the laws of England and Wales.

Global Crossing reserves the right to make reasonable changes to any of your terms and conditions of employment. You will be notified of minor changes of detail by way of general notice and any such changes take effect from the date of the notice. You will be given not less than one month’s written notice of any significant changes which may be given by way of written statement containing particulars of the change.

Global Crossing Network Center (UK)

By:	/s/ Wim Huisman	Date:	,2000
Name:	Wim Huisman
Title:	CEO Europe

I hereby confirm that I have read and agree to the above terms and conditions (a copy of which has been given to me for retention). I have also read and agreed to the contractual terms set out in Section A of the Handbook. I also confirm that I have read clause 21 of this Agreement governing the processing of personal data under the Data Protection Act 1998 and I consent to Global Crossing holding and processing information about me as described in that clause.

By:	/s/ Phil Metcalf	Date: 6/9/2000
Philip Metcalf

Global Crossing Network Centre (UK) Ltd.

Centennium House

100 Lower Thames Street

London, EC3R 6DL,

United Kingdom

Tel: +44 (0) 845 000 1000

www.globalcrossing.com

[Global Crossing Logo]

24th May 2002

Phil Metcalf

Glebe House

Rectory Lane

Wilden, Beds

MK44 2PB

Dear Phil,

We are pleased to confirm the following changes to your terms and conditions of employment. These changes will be effective from the date of this letter.

Notice Period

Your notice period with the Company will be extended to 6 months.

All other terms and conditions will remain unchanged as detailed in your original Agreement.

Please sign and return the attached letter to Ellen Neldrett in Human Resources at your earliest convenience to acknowledge acceptance of the terms.

Yours sincerely

/s/ Henri Pahlplatz
VP Human Resources Europe

I have read and fully accept the above changes in terms and conditions.

Signature:	/s/ Philip P.C. Metcalf	Date 28th May 2002

[Logo]

FS39377

Registered Office: Waahington House, 4th Floor 40-41 Conduit Street, London W1R 9FB, United Kingdom

Registered in England and Wales    Registered Number 3671733

Global Crossing Network Centre (UK) Ltd.

Centennium House

100 Lower Thames Street

London, EC3R 6DL, United Kingdom

Tel: +44 (0) 845 000 1000

www.globalcrossing.com

[Global Crossing Logo]

13th November 2002

Phil Metcalf

Glebe House

Rectory Lane

Wilden, Beds

MK44 2PB

Dear Phil,

We are pleased to confirm the following changes to your terms and conditions of employment. These changes will be effective backdated to 1st September 2002.

Basic Salary

Your basic salary will increase to £184,000 per annum.

All other terms and conditions will remain unchanged as detailed in your original Agreement.

Please sign and return the attached copy of this letter to me at your earliest convenience to acknowledge acceptance of the terms.

I would like to take this opportunity to thank you for all your hard work and wish you continued success in your new position.

Yours sincerely,

/s/ Henri Pahlplatz
VP Human Resources Europe

I have read and fully accept the above changes in terms and conditions.

Signature:	/s/ Philip P.C. Metcalf	Date 17 Nov. 2002

[Logo]

FS39377

Registered Office: Centennium House, 100 Lower Thames Street, London EC3R 6DL, United Kingdom

Registered in England and Wales    Registered Number 3671733